CFC APPLIED HOLOGRAPHICS RESEARCH

                              PARTNERSHIP AGREEMENT



         This agreement (the "Agreement")is made and entered into on October 28, 1998 (but is effective as of October 1, 1998), by and between Applied Holographics Corporation, a Delaware corporation ("AH"), and CFC Management, Inc., a Delaware corporation ("CFC"). Applied Holographics PLC ("Applied Holographics"), a company organized and existing under the laws of England and Wales, and CFC International, Inc. ("CFC International"), a Delaware corporation, are also parties to this Agreement not as partners but for the limited purposes set forth below.


                                    Recitals

         AH is a wholly-owned subsidiary of Applied Holographics and CFC is a wholly-owned subsidiary of CFC International.

         AH and CFC desire to form a general partnership for the purpose of performing research and development for the business of developing, manufacturing, marketing and selling holographic originations and embossed holographic foils and films, and for carrying on research and development projects for related products or technology as may be agreed from time to time among the parties hereto.


                                    Covenants

         In consideration of the premises and the mutual covenants of the parties set forth herein, the parties hereto agree as follows:

1.   Definitions

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings given them below:

     "1998 License Agreement" shall mean the License Agreement of even date
herewith   effective   October  1,  1998,  among  the  parties  hereto  and  the
Partnership.

     "Act" shall mean the Uniform Partnership Act of the State of Delaware, as amended from time to time.

     "Affiliate" shall mean any entity or person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with any other entity or person. "Control" (including with correlative meanings, the terms "controlled by" and "under common control with") means the ownership or control of securities possessing more than 50% of the voting power of all outstanding voting securities of an entity or person or the power to otherwise direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting stock or similar rights or the holding of office in such entity or person, by contract or otherwise.

     "Business" shall mean the business of performing research and development for the business of developing, manufacturing, marketing and selling holographic originations and embossed holographic foils and films, as well as related products or technology, all as agreed from time to time between the Partners.

     "Capital Account" shall mean, with respect to any Partner, such Partner's capital account maintained in accordance with the provisions of
Section 8.5.

     "Capital Contribution" shall mean, with respect to any Partner, the amount of money and the fair market value of any property other than money (as determined by the Partners) contributed to the Partnership by such Partner.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Controlling Affiliate" shall mean, with respect to any Partner, any Affiliate of such Partner which controls (within the meaning of "control" set forth in the definition of "Affiliates" above) such Partner.

     "Distribution" shall mean, with respect to any Partner, the amount of money and the fair market value of any property other than money (as determined by the Partners) distributed to such Partner by the Partnership.

     "Interest in the Partnership" shall mean, with respect to any Partner, such Partner's interest in the capital of the Partnership, and the Net Income and Net Loss of the Partnership.

     "Net Income" shall mean, with respect to any period, the net income, if any, of the Partnership for such period as determined for Federal income tax purposes, provided that such income shall be increased by the amount of all income of the Partnership during such period that is exempt from Federal income tax and decreased by the amount of all expenditures of the Partnership during such period which are not deductible in computing the Partnership's income for Federal income tax purposes and which do not constitute capital expenditures of the Partnership.

     "Net Loss" shall mean, with respect to any period, the net loss, if any, of the Partnership for such period as determined for Federal income tax purposes, provided that such loss shall be decreased by the amount of all income of the Partnership during such period that is exempt from Federal income tax and increased by the amount of all expenditures of the Partnership during such period which are not deductible in computing the Partnership's income for Federal income tax purposes and which do not constitute capital expenditures of the Partnership.

     "Oxnard Assets" shall mean the assets of the Prior Operating Partnership located in or directly related to the Oxnard California research operations of the Prior Operating Partnership as they existed on October 1, 1998.

     "Partner" shall mean each of AH and CFC.

     "Partnership" shall mean the Partnership created by the Partners under the Act.

     "Percentage Interest" shall mean the percentage interest of each Partner in the Net Income and Net Loss of the Partnership set forth on the signature pages hereto opposite the signature of such Partner.

     "Prior Operating Partnership" means the partnership created by and under the restated and amended CFC Applied Holographics Partnership Agreement dated October 1, 1994, between AH and CFC.

     "Purchase of Partnership and Termination Agreement" means the Purchase
of  Partnership   and  Termination   Agreement   among  the  Partners,   Applied
Holographics and CFC International dated as of October 1, 1998.

     1.2 Other Definitions. The following terms as used in this Agreement shall have the respective meanings specified in the Sections indicated below.

                        Term                            Section
                        ----                            -------

                         Acquired Partner                9.5
                         Arbitration                    11.1
                         Arbitration Notice             11.1
                         Change in Control               9.5.3
                         Dispute                        11.1
                         Independent Partner             9.5
                         Tax Matters Partner             8.7
                         Transfer                       10.1


2.   Formation of the Partnership

     The Partners hereby form a general partnership under the Act. The Act shall govern the rights and obligations of the Partners except as otherwise expressly set forth herein.

3.   General Provisions

     3.1 Name. The name of the Partnership shall be "CFC Applied Holographics Research Partnership."

     3.2 Assumed Name Statements; Other Certificates. Following the execution of this Agreement, the Partners shall execute and file assumed or fictitious business name statements and such other certificates, notices and statements as may be required by law for the operation of the Partnership in all jurisdictions where the Partnership does business.

     3.3 Principal Place of Business. The principal place of business of the Partnership shall be at 500 State Street, Chicago Heights, Illinois 60411.

     3.4 Purpose of the Partnership. The purpose of the Partnership shall be to conduct the Business and to engage in such other activities as may be necessary or convenient therefor.

     3.5 Title to Partnership Property. Except as provided in the 1998 License Agreement, all property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership, and no Partner, individually, shall have any interest in such property. Each Partner hereby waives any right to partition of the Partnership property.

     3.6 Activities of the Partners. Subject to the agreements set forth in the 1998 License Agreement, each Partner and its Affiliates may engage in or hold an interest in other business ventures and activities of any nature, including without limitation ventures and activities similar to those of the Partnership, and neither the Partnership nor any Partner shall, by virtue of this Agreement, have any interest or rights in or to such other ventures or business or any liability or obligation with respect thereto.

4.   Capital Contributions

     4.1 Capital Contributions.

          4.1.1 Working Capital. AH shall contribute 50% of the working capital
     and  ongoing   expenses  of  the  Partnership  and  CFC  shall contribute
     50% of the working capital and ongoing expenses of the Partnership all as agreed in advance between the Partners. The parties hereto agree that CFC International will offset royalties payable to AH or Applied Holographics under the 1998 License Agreement (and thus pay directly to the Partnership part or all of any royalty payment otherwise payable to AH) to fund AH's 50% agreed upon Capital Contributions.

          4.1.2 Prior Operating Partnership. AH and CFC will each contribute 50% of the expenses incurred through September 30, 1998, by the Prior Operating Partnership on the 3D research project and the Partnership will reimburse the Prior Operating Partnership for these expenses. The parties hereto agree that CFC International will offset royalties payable to Applied Holographics under the 1998 License Agreement (and thus pay directly to the Partnership part or all of any royalty payment otherwise payable to AH) to fund AH's 50% Capital Contribution to fund these expenses.

          4.1.3 Rental of Oxnard Assets. As a result of the Purchase of Partnership and Termination Agreement, effective October 1, 1998, CFC International will be the owner of the Oxnard Assets. CFC International agrees that it will rent the Oxnard Assets to the Partnership for a monthly rental fee of $4,166.67 per month ($50,000 per year) for the rest of their useful life and thereafter at such reduced rental as the Partners may from time to time agree. If additional capital assets are required by the Partnership, the parties will agree on how to finance their purchase or rental.

          4.1.4 Additional Capital Contributions. Notwithstanding the agreement of CFC International to offset royalties payable to Applied Holographics under the 1998 License Agreement (and thus pay directly to the Partnership part or all of any royalty payment otherwise payable to AH) to fund to AH's agreed upon Capital Contributions, if such royalties are less than any amount due to the Partnership from AH, AH shall make up any such deficit.

     4.2 No Interest; No Return. No Partner shall be entitled to interest on any Capital Contribution or Capital Account. No Partner shall have the right to demand or receive the return of all or any part of any Capital Contribution or Capital Account, except as may otherwise be expressly provided herein.

5.   Allocations

     Net Income and Net Loss of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests.

6.   Distributions

     Distributions to the Partners shall be declared at such time or times and in such amounts as shall be determined by the Partners.

     (a) Except as otherwise provided in Section 9 of this Agreement, distributions shall be paid to the Partners in proportion to their respective Percentage Interests.

     (b) In the case of expiration, termination, dissolution or liquidation of the Partnership, distributions shall be paid to the Partners in accordance with the provisions of Section 9.

7.   Management

     7.1 Officers of the Partnership.

          7.1.1 Offices. The officers of the Partnership shall consist of a president and chief executive officer and a chairman. In addition, the Partners may name one or more vice-presidents, a secretary, a treasurer, assistant secretaries, assistant treasurers, or other officers as may be determined from time to time by the Partners. Any two or more offices may be held by the same person.

          7.1.2 Annual Election. During the period from the effective date of this Agreement through the end of calendar year 1999, CFC shall appoint the president and chief executive officer and AH shall appoint the chairman. AH shall appoint the president and chief executive officer and CFC shall appoint the chairman in the year 2000, CFC shall appoint the president and chief executive officer and AH shall appoint the chairman in the year 2001, and the appointment of officers will continue to alternate on an annual basis thereafter.

          7.1.3 Term of Office and Vacancy. Each officer shall hold office until a successor is elected and qualified or until the officer's earlier resignation or removal. Election or appointment of an officer or agent shall not of itself create contract rights.

          7.1.4 Removal. Any officer or agent elected or appointed by either CFC or AH may be removed by the party which elected or appointed such officer or agent at its sole discretion, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Similarly, any officer or agent elected or appointed by the Partners may be removed by the Partners at their sole discretion, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

          7.1.5 President. The president shall be the chief executive officer of the Partnership and shall in general supervise and control all of the affairs of the Partnership. He shall have the power to execute all documents that the Partners have authorized to be executed. He shall also, in general perform all duties incident to the office of president and chief executive officer of the Partnership.

          7.1.6 Chairman. The chairman shall preside at all meetings of the Partners and in general perform all duties incident to the office of chairman of the Partnership.

          7.1.7 General Manager. The general manager (a) shall be the chief operating officer of the Partnership, (b) shall report to the president,
     (c) shall have general and active management of the business and affairs of the Partnership, and (d) shall see that all orders of the president and the Partners are carried into effect.

          7.1.8 Vice Presidents. The vice-president(s) shall perform such duties and have such powers as the Partners, general manager or president may from time to time prescribe.

          7.1.9 Secretary. The secretary shall (a) be custodian of the corporate records and of the seal of the Partnership, and (b) in general perform all duties incident to the office of secretary and such other duties and have such other powers as the Partners or the president may from time to time prescribe.

          7.1.10 Treasurer. The treasurer shall have custody of the funds and securities of the Partnership and shall keep full and accurate accounts of receipts and disbursements thereof except as otherwise directed by the Partners. He shall in general perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the Partners or by the president.
     The treasurer acting alone may exercise all the powers of the Partnership with respect to the purchase and sale, investment and reinvestment, care, custody and protection of the Partnership's property. No signature other than that of the treasurer shall be necessary to make the act of the Partnership valid with respect to the signing of checks, transfer of securities, delegation of authority to fiscal agents, execution of proxies and designation of depositaries, and all other fiscal matters which the treasurer may deem necessary. The treasurer may vote in person or by proxy all shares of stock owned by the Partnership and take any other action in person or by proxy deemed advisable in connection with the Partnership's personal property.

          7.1.11 Initially Appointed Officers. The following persons shall initially serve in the offices set forth below opposite their respective names:

         David Tidmarsh                                Chairman
         Roger H. Hruby                                President/CEO
         Craig Newswanger                              General Manager

         David Mahony                                  Executive Vice President

         Dennis Lakomy                                 Vice President, CFO
                                                        Treasurer and Secretary

         Michael Angus                                 Vice President



          7.1.12 Access to Premises. Each of the Officers of the Partnership shall have the right of access to the Partnership's premises at all times.

8. Books and Records; Accounting Matters; Financial Statements; Maintenance of Capital Accounts; Tax Matters; Bank Accounts

     8.1 Books and Records. The Partnership shall maintain or cause to be maintained complete and accurate books and records with respect to the business of the Partnership. The books and records of the Partnership shall be kept at the principal place of business of the Partnership. The books and records for any taxable year shall be retained until such taxable year has been closed under Federal and state income tax laws, by the running of the statute of limitations or otherwise, for each of the Partners. Each Partner shall at all times have access to such books and records for the purpose of inspecting, copying, or auditing them.

     8.2 Method of Accounting. The books and records of the Partnership shall be maintained using the accrual method of accounting.

     8.3 Fiscal Year. The Partnership's fiscal year shall be the year ending on December 31.

     8.4 Financial Statements. Within 45 days after the end of each calendar quarter of each fiscal year, except the fourth fiscal quarter, and within 90 days after the end of each fiscal year, the Partnership will cause to be furnished to each Partner a balance sheet of the Partnership as of the end of such fiscal period, a statement of operations and a statement of changes in financial position of the Partnership for the fiscal period then ended, all of which shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis. Such financial statements will in each case be accompanied by a statement of the Partners' Capital Accounts.

     8.5 Capital Accounts. The Partnership shall prepare and maintain a Capital Account for each Partner. Each Partner's Capital Account shall be increased by (i) the amount of such Partner's Capital Contributions to the Partnership, and (ii) the amount of the Net Income of the Partnership allocated to such Partner, and it shall be decreased by (i) the amount of the Partnership's Distributions to such Partner, and (ii) the amount of the Net Loss of the Partnership allocated to such Partner. The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

     8.6 Tax Returns; Tax Accounting Methods; Tax Elections. CFC shall cause the Federal and any required state income tax returns of the Partnership to be prepared and filed on behalf of the Partnership. The Partners, or individuals designated by each Partner for such purpose, shall select such tax accounting methods and cause such tax elections to be made on behalf of the Partnership as the Partners, or such individuals, shall determine.

     8.7 Tax Matters Partner.

     (a) CFC is hereby appointed as the tax matters partner of the Partnership (the "Tax Matters Partner"). The Tax Matters Partner shall (i)furnish to each Partner affected by an audit of the Partnership income tax returns a copy of each notice or other communication received from the Internal Revenue Service or applicable state authority, (ii) keep such Partner informed of any administrative or judicial proceeding, as required by section 6623(g) of the Code, (iii) allow such Partner an opportunity to participate in all such administrative and judicial proceedings; and (iv) submit to the other Partner all tax computations for approval and comment before they are submitted to the Internal Revenue Service.

     (b) Notwithstanding any right or power that may be granted to the Tax Matters Partner hereunder or under the Code or any other provision of law, the Tax Matters Partner shall not, without the approval of all of the Partners or the individuals designated by each Partner for such purpose:

          (i) extend the statute of limitations on behalf of the Partnership;

          (ii) determine the Partnership's choice of the forum for the litigation of any matter pertaining to the treatment of items of income, deduction or credit;

          (iii) determine whether to appeal or not appeal any administrative or judicial determination;

          (iv) enter into any settlement agreement with the Internal Revenue Service which purports to bind a Partner other than the Tax Matters Partners; or

          (v) file any request for an administrative adjustment under Section 6228 of the Internal Revenue Code.

     (c) The Partnership shall not be obligated to pay any fees or other compensation to the Tax Matters Partner in its capacity as such. However, the Partnership shall reimburse the expenses (including reasonable attorneys' and other professional fees and disbursements) incurred by the Tax Matters Partner in such capacity. Each Partner who elects to participate in Partnership administrative tax proceedings will be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Partner and the cost of any resulting audits or adjustments of a Partner's tax return will be borne solely by the affected Partner.

     (d) The Partnership hereby agrees to indemnify and hold harmless the Tax Matters Partner from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees and disbursements) sustained or incurred as a result of any act or decision concerning Partnership tax matters and within the scope of such Partner's responsibilities as Tax Matters Partner, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct or knowing violation of the law by the Tax Matters Partner. The Tax Matters Partner shall be entitled to rely on the advice of legal counsel as to the nature and scope of its responsibilities and authority as Tax Matters Partner, and any act or omission of the Tax Matters
Partner pursuant to such advice shall in no event subject the Tax Matters Partner to liability to the Partnership or any Partner.

     8.8 Bank Accounts. The Partnership shall maintain appropriate accounts at one or more financial institutions for all funds of the Partnership. Such accounts shall be used solely for the business of the Partnership. Withdrawal from such accounts shall be made only upon the signature of those persons authorized by the Partners.

9.   Duration and Termination

     9.1 Duration of the Partnership. The Partnership shall continue in existence until June 30, 2098, unless sooner terminated in accordance with the provisions of this Agreement.

     9.2 Termination of the Partnership. The Partnership may be terminated:

          (i) by either of the Partners as of December 31 or June 30 of any year upon not less than twelve months' written notice;

          (ii) by either of the Partners in the event of a material disagreement between the Partners which prevents the continuation of the Business;

          (iii) by either of the Partners in the event Craig Newswanger is no longer employed by the Partnership;

          (iv) upon the mutual agreement of both of the Partners; or

          (v) by either of the Partners, effective upon written notice by such Partner to the other Partner, in the event

     (a) the other Partner or a Controlling Affiliate of the other Partner shall go into liquidation, whether voluntary or otherwise (not being for the purposes of amalgamation or reconstruction) or has an administrative receiver or manager of any of its assets appointed, or has an administrator appointed, or if the Partner suffers any execution, legal or equitable to be levied on its property or obtained against it;
                  or

     (b) the other Partner or an Affiliate of the other Partner is in breach of any material provision of this Agreement and such default continues uncured for more than 60 days following notice from the Partner seeking termination specifying the breach and indicating its intent to terminate.

     9.3 Dissolution of the Partnership. In the event of the expiration or termination of the Partnership as provided for in Section 9.1 or Section 9.2 without the appropriate actions having been taken to continue the business of the Partnership, the Partnership shall be dissolved. Upon such dissolution, unless the business of the Partnership is being continued as provided for in
Section 9.2, the continuing operation of the Partnership's business shall be confined to those activities reasonably necessary to wind up the Partnership's affairs, discharge its obligations, and preserve and distribute its assets.

     9.4 Application of Proceeds. Upon the dissolution of the Partnership, except as otherwise agreed by the Partners, the Partnership's assets shall be liquidated and the cash proceeds therefrom shall be distributed and applied in the following manner:

          (i) to the costs of sale of the Partnership's assets and the liquidation and dissolution of the Partnership, including accounting and legal fees and other expenses;

          (ii) to the payment of debts and liabilities of the Partnership, including loans or other debts and liabilities of the Partnership to Partners or to Affiliates of any Partner;

          (iii) to Partners with positive Capital Account balances, in proportion to the amounts of their respective Capital Accounts, to the extent of their Capital Account balances; and

     (iv) thereafter, to each of the Partners in proportion to the Percentage Interests of each Partner.

     9.5 Right to Purchase in the Event of a Change in Control. In the event of a Change in Control of either Partner (the "Acquired Partner"), the other Partner (the "Independent Partner") shall have the right to purchase the Acquired Partner's interest in the Partnership for the Fair Market Value of the Acquired Partner's Partnership Interest. If the Independent Partner does not exercise its option to purchase the Acquired Partner's Partnership Interest within 60 days following a Change in Control, the Acquired Partner shall have during a second period of 60 days the right to purchase the Independent Partner's interest in the Partnership for the Fair Market Value of the Independent Partner's Partnership Interest.

          9.5.1 Manner of Exercise. Exercise of the option by the Independent Partner or Acquired Partner shall be effected by written notice to the other Partner stating the closing date and place of closing which shall be within 60 days of the date of notice. Payment of the purchase price as hereinafter provided shall be tendered by the purchasing Partner against delivery of duly executed bills of sale, assignments, and documents of transfer (in a form to be agreed between the parties, such agreement not to be unreasonably withheld or delayed by either of them) at the time and place set forth in such written notice. If the selling Partner does not deliver duly executed bills of sale, assignments, and documents of transfer (in such agreed form) at the closing, the transfer and sale of the selling Partner's Partnership Interest shall nonetheless be deemed to be effective as of such date without any further action, provided that the purchasing Partner shall hold the purchase price, without interest, for payment at a subsequent date against delivery of duly executed documents.

          9.5.2 Purchase Price. The purchase price of a selling Partner's Partnership Interest shall be the Fair Market Value of the selling Partner's Partnership Interest. The purchase price shall be payable in cash against delivery of duly executed bills of sale, assignments, and documents of transfer, and shall be computed as of December 31 of the year preceding the date on which the option is exercised by mutual agreement of the parties. Failing such agreement, the Fair Market Value of the Partnership shall be deemed to be equal to the greater of (i) the book value of the Partnership as of the date of closing of the purchase, (ii) eight times the pre-tax net income of the Partnership during the prior calendar year; or (iii) $1,000.

          9.5.3 Change in Control. For purposes of this Agreement, the term "Change in Control" shall have the meaning ascribed to such term in the 1998 License Agreement.

     9.6 Employment of Newswanger. Neither Partner (nor any Affiliate of either Partner) shall employ Craig Newswanger without the consent of the other Partner during the term of the Partnership or for a period of two years following the date of dissolution of the Partnership. This Section 9.6 shall survive the termination of this Agreement.

10.  Transfer of Interests in the Partnership

     10.1 Restriction on Transfer. No Partner shall sell, assign, transfer, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber (any of the foregoing being herein referred to as a "Transfer") all or any part of its Interest in the Partnership except in accordance with this Agreement.

     10.2 Permitted Transferees. Any Partner may make a Transfer of all or any part of its Interest in the Partnership to an Affiliate of such Partner provided that such Affiliate agrees in writing to be bound by this Agreement together with such changes hereto as may be necessary or appropriate to give effect to such Transfer and the addition of such Affiliate as a Partner, and provided further that the Partner making a Transfer shall have given not less than 60 days prior written notice of its intent to Transfer.

     10.3 Effect of Transfer.

     (a) No Transfer shall relieve the Transferring Partner of liability under this Agreement for matters arising or events occurring prior to the consummation of the Transfer. Upon the Transfer of all Interests in the Partnership held by a Partner (except a Transfer by mortgage, lien, pledge or other encumbrance but not excepting a Transfer resulting from a default in connection with such mortgage, lien, pledge or other encumbrance), such Partner shall have no further Interest in the Partnership or rights under this Agreement.

     (b) Any Affiliate to whom a Transfer is made pursuant to Section 10.2 may become an additional or substitute Partner in place of its assignor if the following conditions are satisfied:

          (i) the instrument of assignment sets forth the intention of the assignor that the Affiliate shall succeed to the assignor's interest as a substituted Partner in its place;

          (ii) the assignor and Affiliate shall have executed such other instruments as the Partners may reasonably require, including written acceptance by the Affiliate of this Agreement and any ancillary agreements to which the assignor is a party; and

          (iii) the Affiliate shall have paid all reasonable fees and costs incurred by the Partnership in connection with its substitution as a Partner, as determined by the Partners.

No other person to whom a Transfer is made shall, by virtue of such Transfer, have a right to be admitted to the Partnership as a substitute Partner, but instead shall succeed only to the right of the Partner to receive distributions.

11.  Dispute Resolution

     11.1 Arbitration. In the event that a dispute on any matter arises between or among the Partners, or between or among the Partnership and one or more Partners or their Affiliates, in connection with any aspect of this Agreement, the duties or responsibilities of the Partners or their performance hereunder or the interpretation hereof (a "Dispute"), and such Dispute shall not have been resolved pursuant to good faith discussions among the Partners, then any Partner may elect by written notice (the "Arbitration Notice") to each other Partner to have the Dispute subjected to arbitration as provided in this Section
11.1 (the "Arbitration"). Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 11.1 or in any other provision of this Agreement shall preclude a Partner from (i) commencing and maintaining a proceeding prior to the completion of the Arbitration if necessary to prevent the expiration of any statute of limitations, provided that the commencing Partner shall endeavor to have such proceeding stayed pending the completion of the Arbitration, (ii) terminating this Agreement in accordance with the terms hereof or thereof, (iii) pursuing its rights pursuant to Section 9.2 with respect to the dissolution, winding up and liquidation of the Partnership, (iv) commencing and maintaining a proceeding prior to completion of the Arbitration seeking injunctive relief against the violation or breach of any provision of
Section 10.1, or (v) seeking an accounting among the Partners in an appropriate court of equity. The arbitration shall be held in Chicago, Illinois under the rules of the American Arbitration Association then in effect. The arbitral panel shall consist of one arbitrator, appointed by mutual agreement of the Partners, or failing such agreement by the American Arbitration Society. The facts and circumstances of the Dispute and all other relevant matters shall be presented to the arbitral panel within 60 days after the effective date of the Arbitration Notice. The arbitrator shall consider the Dispute and issue a written decision setting forth resolution of the Dispute or the method for determining the resolution of the Dispute decided upon by them. The Arbitration shall be completed within six months after its commencement. The fees and expenses of the arbitrator and the other costs of the Arbitration shall be borne by the Partners in the manner determined by the arbitrator.

     11.2 Effect of Arbitration. The decision of the arbitrator pursuant to
Section 11.1 above shall be final and binding upon all Partners and the Partnership and shall be enforceable as provided by law.

12.  Miscellaneous

     12.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     12.2 Amendment. This Agreement may be amended only by the written consent of both of the Partners.

     12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein. Each of the Partners hereby expressly submits itself generally and unconditionally to the personal jurisdiction of any U.S. or state court which sits in the City of Chicago, State of Illinois which would have jurisdiction over the subject matter of an action to enforce any or all of the terms of this Agreement or to recover damages for a breach of any of its provisions.

     12.4 Governing Language. English shall be the governing language of this Agreement and the English language version of this Agreement shall be controlling for all purposes.

     12.5 Severability. If any term, restriction or covenant of this Agreement is deemed illegal or unenforceable under the laws of the State of Delaware (or any other law deemed by a court of competent jurisdiction to be controlling), all other terms, restrictions and covenants hereof and the application thereof to all persons and circumstances subject hereto shall remain unaffected to the extent permitted by law; and if any application of any term, restriction or covenant of this Agreement to any person or circumstance is deemed illegal or unenforceable, the application of such term, restriction or covenant to other persons and circumstances shall remain unaffected to the extent permitted by law.

     12.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12.7 Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     12.8 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other party shall be in writing and delivered personally or sent by Federal Express or other reliable courier, transmitted by fax, or sent by certified or registered mail, postage prepaid, as follows:

                                    If to AH, addressed to:

                                    David J. Tidmarsh
                                    Managing Director
                                    Applied Holographics PLC
                                    40 Phoenix Road
                                    Crowther Industrial Estate
                                    Washington, District 3, Tyne & Wear
                                    NE38 0AD England
                                    Telephone: 44 191 417 5434
                                    Fax: 44 191 416 3053


With a copy to:

                                    Jamie Pass, Esq.
                                    Dickinson Dees
                                    St. Ann's Wharf
                                    112 Quayside
                                    Newcastle upon Tyne
                                    NE99 1SB England
                                    Telephone: 44 191 279 9000
                                    Fax: 44 191 279 9100

If to CFC, addressed to:

                                    Roger F. Hruby, Chairman
                                    CFC International, Inc.
                                    500 State Street
                                    Chicago Heights, Illinois 60411
                                    Telephone: 1 (708) 891-3456
                                    Fax: 1 (708) 758-5989

with a copy to:

                                    Bell, Boyd & Lloyd
                                    Three First National Plaza
                                    70 West Madison Street
                                    Chicago, IL 60602
                                    Attention:  William G. Brown
                                    Telephone: 1 (312) 372-1121
                                    Fax:  1 (312) 372-2098

If to the Partnership, addressed to each of the Partners, as hereinabove provided.

Any such notice delivered personally shall be deemed to have been given on the date that it is so delivered, and any notice delivered by the other means referred to above shall be deemed to have been given on the date it is received. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     12.9 Further Assurances. Each of the Partners shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of its obligations hereunder and to carry out the intent of the parties hereto.

     12.10 Assignment. No Partner may assign this Agreement or any of its rights hereunder, including all or any part of its Interest in the Partnership, or delegate the performance of any of its obligations hereunder.

     12.11 Publicity. No press release or other public announcement related to this Agreement or the Partnership or the transactions contemplated hereby will be issued by any Partner without the prior approval of all of the Partners, except that any Partner may make such public disclosure which it believes in good faith to be required by law or by the terms of any listing agreement with a securities exchange (in which case such Partner will consult with the other Partners prior to making such disclosure).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                                       Percentage
     Partner                                           Interest

     APPLIED HOLOGRAPHICS                              50.00%
     CORPORATION


     By____________________________________________
          David J. Tidmarsh, President



     CFC MANAGEMENT, INC.                              50.00%



     By____________________________________________
          Roger F. Hruby, Chairman


     Joinder Party

     APPLIED HOLOGRAPHICS PLC


     By____________________________________________
          David J. Tidmarsh, President



     CFC INTERNATIONAL, INC.



     By____________________________________________
          Roger F. Hruby, Chairman






                                LICENSE AGREEMENT



         This License Agreement (the "Agreement") is made and entered into on October 28, 1998 (but is effective as of October 1, 1998), by and among Applied Holographics PLC, a company organized and existing under the laws of England and Wales (together with its Controlled Affiliates herein referred to as "Applied Holographics"), Applied Holographics Corporation, a Delaware corporation ("AH"), CFC International, Inc., a Delaware corporation (together with its Controlled Affiliates herein referred to as "CFC International"), CFC Management, Inc., a Delaware corporation ("CFC"), and CFC Applied Holographics Research Partnership, a Delaware general partnership (the "Research Partnership").

                                    Recitals

         The parties desire to provide for (i) the license to CFC, CFC International and the Research Partnership of certain intellectual property rights owned by AH and Applied Holographics, (ii) the license by each of the parties hereto to each of the other parties of certain intellectual property rights that may hereafter be developed, and (iii) certain other matters, all as hereinafter provided.


                                    Covenants

         In consideration of the premises and the mutual covenants of the parties set forth herein, the parties hereto agree as follows:

1. Definitions As used in this Agreement, the following terms shall have the meanings given them below:

     "1992 License Agreement" shall mean the License Agreement dated April 1, 1992, among Applied Holographics, AH, CFC International and CFC.

     "1998 License Agreement," "License Agreement" and "Agreement" shall mean this Agreement dated October 1, 1998, among Applied Holographics, AH, CFC International, CFC and the Research Partnership.

     "Affiliate" shall mean any entity or person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any other entity or person. "Control" (including with correlative meanings, the terms "controlled by" and "under common control with") means the ownership or control of securities possessing more than 50% of the voting power of all outstanding voting securities of an entity or person or the power otherwise to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting stock or similar rights or the holding of office in such entity or person, by contract or otherwise.

     "AH Future Holographic Product Development" shall mean a Future
Holographic Product Development developed, created, discovered, or otherwise acquired during the term of this Agreement by Applied Holographics except as set forth in Schedules A and B attached hereto and as to which additional information is set forth in Schedule C attached hereto.

     "AH Holographic Proprietary Rights" shall mean all of the patents, trademarks, copyrights, technology, trade secrets and other intellectual property rights of Applied Holographics (including, without limitation, those owned by AH) relating to the development, manufacture, marketing and sale of Holographic Products except as set forth in Schedules A and B and as to which additional information is set forth in Schedule C.

     "AH Worldwide Holographic Proprietary Rights" shall mean the AH
Holographic   Proprietary   Rights  and  the  AH  Future   Holographic   Product
Developments both within the Territory and outside the Territory.

     "CFC Future Holographic Product Development" shall mean a Future Holographic Product Development developed, created, discovered, or otherwise acquired during the term of this Agreement by CFC International.

     "CFC Holographic Proprietary Rights" shall mean all of the patents,
trademarks,   copyrights,  technology,  trade  secrets  and  other  intellectual property rights of CFC International relating to the development, manufacture, marketing and sale of Holographic Products.

     "CFC Worldwide Holographic Proprietary Rights" shall mean the CFC
Holographic   Proprietary  Rights  and  the  CFC  Future   Holographic   Product
Developments both within the Territory and outside the Territory.

     "Change in Control" shall mean with respect to CFC International or Applied Holographics (in either case, the "Company") the occurrence of any of the following events:

          (i) The acquisition, by new stockholders (being any person or group of persons other than the current directors of the Company, their respective families, estates, trusts and other Affiliates) acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial ownership of such persons or group of persons equaling or exceeding 30% of the outstanding common stock and warrants (or, in the case of Applied Holographics, issued equity share capital) of the Company. The Change in Control shall be deemed to occur on the date the beneficial ownership of the acquiring person or group of persons first equals or exceeds 30% of the outstanding common stock and warrants (or, in the case of Applied Holographics, issued equity share capital) of the Company.

          (ii) A merger, consolidation or other reorganization having substantially the same effect, or the sale of all or substantially all the consolidated assets of the Company in each case, with the result that the persons or group of persons who were the respective beneficial owners of the outstanding common stock immediately prior to such event do not, following such event, beneficially own, directly or indirectly, more than 70% of, respectively, the then outstanding voting stock of the corporation resulting from such event or the corporation purchasing or receiving assets pursuant to such event.

          If more than one of the foregoing events shall occur, each such event shall constitute a separate Change in Control.

     "Confidential Information" shall have the meaning ascribed to it in
Section 7.1.

     "Controlled Affiliate" shall mean any entity or person controlled by a Controlling Affiliate.

     "Controlling Affiliate" shall mean with respect to any entity or person the ownership or control of securities possessing more than 50% of the voting power of all outstanding voting securities of the entity or person or the power otherwise to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting stock or similar rights or the holding of office in such entity or person, by contract or otherwise.

     "Event of Default" shall mean the continuing and uncured occurrence of any one of the following events:

          (i) if CFC International fails to pay make any payment required to be paid by it under this Agreement, the Purchase of Partnership Agreement, the Installment Note issued pursuant thereto, or the Research Partnership Agreement, when due and payable or validly declared due and payable and such default continues for 15 days after notice and demand
     for  such   payment   has  been  made  by  Applied Holographics,  provided
     that CFC International may (provided that it is acting in good faith) contest the validity or amount of any claim of breach, and such contest on the part of CFC International shall not be a default hereunder; provided, however, that during the pendency of any such contest CFC International shall furnish to Applied Holographics an indemnity bond with corporate surety (or other security acceptable to Applied Holographics) in an amount equal to the amount being contested plus a reasonable additional sum to cover possible costs, interest, and penalties, and provided further that CFC International shall pay any amount finally adjudged by a court of competent jurisdiction to be due, with all costs, interest, and penalties thereon;

          (ii) if a petition under the Bankruptcy Code or any similar law or regulation shall be filed by CFC International or any Controlling Affiliate of CFC International or if CFC International or any Controlling Affiliate of CFC International shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by CFC International for its dissolution or liquidation;

          (iii) if CFC International or any Controlling Affiliate of CFC International is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs or if a petition under the Bankruptcy Code or any similar law or regulation is filed against CFC International or any Controlling Affiliate of CFC International or if any case or proceeding is filed against CFC International or any Controlling Affiliate of CFC International for its dissolution or liquidation and such injunction, restraint, petition, case or proceeding is not dismissed or stayed within 150 days after the entry or filing thereof and no motion to dismiss is then pending.

     "Future Holographic Product Development" shall mean any idea, concept, design, name, mark, invention, improvement or process (whether or not patented, patentable or registrable in any country) used or useable in the development, manufacture, marketing or sale of any Holographic Products.

     "Future Non-Holographic Product Development" shall mean any idea, concept, design, name, mark, invention, improvement or process (whether or not patented, patentable or registrable in any country) not used or useable in the development, manufacture, marketing or sale of any Holographic Products.

     "Holographic Products" shall mean holographic originations, films and foils and other holographic products.

     "Net Sales of Products" shall mean the net invoice price of all Holographic Products less any amounts shown on the invoice being payable for packaging, shipping charges, discounts, credits, allowances, bad debts and taxes and less the invoice value of returned goods and all taxes and all discounts or allowances actually taken off the invoice price by CFC International or CFC. If a product sold combines a Holographic Product and a Non-Holographic Product, the Net Sales of Products with respect to such product shall be a fair and appropriate reduced percentage of the net sales of such product which reduced percentage reflects the economic importance of the Holographic Products in the respective product.

     "Non-Holographic Product" shall mean a product other than a Holographic Product.

     "Partnership Future Holographic Product Development" shall mean a
Future  Holographic  Product  Development  developed,  created,  discovered,  or
otherwise   acquired   during  the  term  of  this  Agreement  by  the  Research
Partnership.

     "Partnership Future Non-Holographic Product Development" shall mean a Future Non-Holographic Product Development developed, created, discovered, or
otherwise   acquired   during  the  term  of  this  Agreement  by  the  Research
Partnership.

     "Prior Operating Partnership" shall mean CFC Applied Holographics, a Delaware general partnership, existing pursuant to the restated Partnership Agreement dated as of October 1, 1994, among Applied Holographics PLC, Applied Holographics Corporation, CFC International, Inc., and CFC Management Corporation.

     "Purchase of Partnership Agreement" shall mean the Purchase of
Partnership and Termination  Agreement of even date herewith and effective as of
October  1,  1998,  among  Applied   Holographics   PLC,  Applied   Holographics
Corporation, CFC International, Inc., and CFC Management Corporation.

     "Research Partnership" shall mean the general partnership created by the Research Partnership Agreement.

     "Research Partnership Agreement" shall mean the CFC Applied Holographics Research Partnership Agreement of even date herewith and effective as of October 1, 1998, among Applied Holographics PLC, Applied Holographics Corporation, CFC International, Inc., and CFC Management Corporation.

     "Territory" shall mean the United States, Mexico and Canada.

2.   License to CFC International and Royalties.

     2.1 License of AH Holographic Proprietary Rights and AH Future
Holographic Developments. Subject to the terms of this Agreement, Applied Holographics hereby grants to CFC International a perpetual exclusive license to use the AH Holographic Proprietary Rights and the AH Future Holographic Developments in the Territory. This license grant is (save as provided in this Agreement) ongoing and includes all AH Future Holographic Developments developed, created, discovered or otherwise acquired by Applied Holographics during the term of this Agreement. Without limiting the generality of the foregoing, CFC shall (save as provided in this Agreement) have the perpetual and exclusive right to develop, manufacture, have manufactured, import, market, sell, sublicense agents and distributors, and otherwise exploit Holographic Products which incorporate any AH Holographic Proprietary Rights or AH Future Holographic Developments in the Territory provided always that this license does not authorize CFC International to manufacture and develop products which are the subject of exclusive licensing agreements as set out in Schedules A and B. Applied Holographics agrees that it will not use the AH Holographic Proprietary Rights or the AH Future Holographic Developments in the Territory, or license the AH Holographic Proprietary Rights or the AH Future Holographic Developments for use by others in the Territory during the term of this Agreement except on behalf, or for the benefit of, CFC International and except as described in Schedules A and B.

     2.2 Assignment and Sublicensing. CFC International shall have no right to transfer or assign the license granted to it by Applied Holographics pursuant to this Agreement or any of the AH Holographic Proprietary Rights or AH Future Holographic Developments hereby licensed to it without the prior written consent of Applied Holographics. Applied Holographics may, in its absolute discretion, withhold such consent without being obliged to give to CFC International any reasons for so doing.

     2.3 Royalty Payments. CFC International agrees that it will pay to AH
(or as it may direct) a royalty of 6% of its Net Sales of Products during the term of this Agreement. Such payments shall be accrued quarterly on the books and records of CFC and will be paid within seventy-five (75) days after the close of each fiscal quarter of CFC International. Payment shall be made in immediately available funds in U.S. dollars by wire transfer to the account designated from time to time by AH and, in the event of late payment, interest at the base rate from time to time of Barclays Bank PLC plus four percent calculated on a daily basis from the due date for payment until actual payment (whether before or after any judgment) shall be payable in addition.

     2.4 Right to Audit. Applied Holographics or AH, at its own expense, shall have the right during normal business hours on 30 days' prior written notice to CFC International and not more than once in any calendar year to have a nationally recognized independent public accounting firm selected by Applied Holographics (or, as the case may be, AH) and reasonably acceptable to CFC International examine the relevant books and records of CFC International and its Affiliates for the purpose of verifying the royalty payments due under this Agreement. Such accounting firm shall not work on a contingency fee basis, shall execute and deliver to CFC International a standard confidentiality agreement in a form reasonably acceptable to CFC International and shall not disclose to Applied Holographics any information relating to CFC International's business, except whether CFC International royalty payments are correct or incorrect, and if incorrect, the specific details concerning any discrepancies and the amounts of the royalty payments due under this Agreement. If such examination reveals a discrepancy, and CFC International does not dispute such discrepancy, CFC International shall pay to AH (or as it or Applied Holographics may direct) any additional royalty payment owed to AH (including interest as provided elsewhere herein), or AH shall refund to CFC International any excess royalty payment made by CFC International, as appropriate. In the event that the discrepancy amounts to an underpayment by CFC International of 5% or more of the royalty payment due under this Agreement, CFC International shall promptly reimburse Applied Holographics (or, as the case may be, AH) for its out-of-pocket expenses reasonably incurred in connection with such examination.

3.   Royalty Free License to Applied Holographics.

     3.1 License of CFC Holographic Proprietary Rights and CFC Future Holographic Developments. Subject to the terms of this Agreement, CFC International hereby grants to Applied Holographics a perpetual exclusive royalty-free license to use the CFC Holographic Proprietary Rights and the CFC Future Holographic Developments outside the Territory. This license grant is (save as provided in this Agreement) ongoing and includes all CFC Future Holographic Developments developed, created, discovered or otherwise acquired by CFC International during the term of this Agreement. Without limiting the generality of the foregoing, Applied Holographics shall (save as provided in this Agreement) have the perpetual and exclusive right to develop, manufacture, have manufactured, import, market, sell, sublicense agents and distributors, and otherwise exploit Holographic Products which incorporate any CFC Holographic Proprietary Rights or CFC Future Holographic Developments outside the Territory. CFC agrees that it will not use the CFC Holographic Proprietary Rights or the CFC Future Holographic Developments outside the Territory, or license the CFC Holographic Proprietary Rights or the CFC Future Holographic Developments for use by others outside the Territory during the term of this Agreement except on behalf, or for the benefit of, Applied Holographics.

     3.2 Assignment and Sublicensing. Applied Holographics shall have no right to transfer or assign the license granted to it by CFC International pursuant to this Agreement or any of the CFC Holographic Proprietary Rights or the CFC Future Holographic Developments hereby licensed to it without the prior written consent of CFC International. CFC International may, in its absolute discretion, withhold such consent without being obliged to give Applied Holographic any reasons for so doing.

4.   Holographic Proprietary Rights and Licenses to the Research Partnership.

     4.1 License of AH Holographic Proprietary Rights and Future Holographic Developments. CFC International hereby grants to the Research Partnership a royalty-free sublicense to use the AH Holographic Proprietary Rights, AH Future Holographic Developments, CFC Holographic Proprietary Rights and CFC Future Holographic Developments as contemplated by the Research Partnership Agreement, and Applied Holographics hereby consents to such sublicense.

     4.2 Ownership of Partnership Future Holographic Developments. Subject
to the Agreements described in Schedules A and B, Applied Holographics and CFC International shall be the joint owners of the Partnership Future Holographic Developments which the Research Partnership is creating for their account and on their behalf, provided that during the term of this Agreement Applied Holographics shall own the exclusive right to use all of the Partnership Future Holographic Developments to develop, manufacture, market, sell, sublicense agents and distributors, and otherwise in the entire world outside of the Territory and during the term of this Agreement CFC International shall own the exclusive right to use all of the Partnership Future Holographic Developments to develop, manufacture, market, sell, sublicense agents and distributors, and otherwise within the Territory.

     4.3 Co-Ownership of Partnership Future Non-Holographic Developments.
CFC  International  and Applied  Holographics  shall be the joint  owners of all worldwide rights, titles and interests to any and all Partnership Future Non-Holographic Developments. This ownership shall be without any restriction whatsoever and each of CFC International and Applied Holographics will have the right to sell, assign, transfer, or otherwise exploit its non-exclusive rights to develop, manufacture, have manufactured, import, export, market, sell, sublicense agents and distributors, and otherwise exploit any and all Partnership Future Non-Holographic Developments.

     4.4 Further Assurances of the Partnership.

          4.4.1 Execution of Documents. Upon the request of either CFC International or Applied Holographics, the Research Partnership shall perform, execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in CFC International and Applied Holographics and protect their rights, titles and interests in all of the Partnership Future Holographic Developments and Partnership Future Non-Holographic Developments, and as may be appropriate to carry out the ownership provisions of this Agreement.

          4.4.2 Holographic Developments. Without limiting the generality of the foregoing, the Research Partnership shall make application for
     a  patent  or  other  statutory   protection  of  any Partnership Future
     Holographic   Developments   on  behalf  of  CFC International in the
     Territory and on behalf of Applied Holographics in any   jurisdiction
     outside  of  the   Territory   requested   by  CFC International or
     Applied Holographics, respectively, provided that if the Research Partnership does not make application for a patent or other statutory protection, any of the other parties hereto shall have the right to make such application on behalf of such party with the full cooperation of the other parties hereto.

          4.4.3 Non-Holographic Developments. Similarly, the Research Partnership shall make application for a patent or other statutory protection of any Partnership Future Non-Holographic Developments on behalf of CFC International and on behalf of Applied Holographics in any jurisdiction requested by CFC International or Applied Holographics, respectively, provided that if the Research Partnership does not make application for a patent or other statutory protection, any of the other parties hereto shall have the right to make such application on behalf of such party with the full cooperation of the other parties hereto.

5.   Technical and Other Assistance.

     5.1 Applied Holographics. While this Agreement is in effect (and subject
to  the  agreements   referred  to  in  Schedules  A  and  B),  Applied
Holographics shall make available to CFC International the AH Holographic Proprietary Rights and AH Future Holographic Developments for the purpose of enabling CFC International to develop, manufacture, market and sell Holographic Products in the Territory, including without limitation making available to CFC International all drawings, specifications and other information in Applied Holographics' possession.

     5.2 CFC International. While this Agreement is in effect, CFC International shall make available to Applied Holographics the CFC Holographic Proprietary Rights and CFC Future Holographic Developments for the purpose of enabling
Applied  Holographics  to  develop,   manufacture,   market  and  sell
Holographic Products outside the Territory, including without limitation making available to Applied Holographics all drawings, specifications and other information in the possession of CFC International.

     5.3 Patent Application. Applied Holographics shall have the exclusive right to make application for a patent or other statutory protection of all AH Future Holographic Product Developments in any jurisdiction (provided that if such party does not make application for a patent or other statutory protection and does not have reasonable grounds for not doing so, any of the other parties hereto shall have on giving not less than 60 days notice to such party the right to make such application on behalf of such party with the full cooperation of such party). Similarly CFC International shall have the exclusive right to make application for a patent or other statutory protection of all CFC Future Holographic Product Developments in any jurisdiction (provided that if such party does not make application for a patent or other statutory protection and does not have reasonable grounds for not doing so, any of the other parties hereto shall have on giving not less than 60 days notice to such party the right to make such application on behalf of such party with the full cooperation of such party).

     5.4 Execution of Documents. Upon the request of either CFC International
or  Applied  Holographics  (the  "Requesting   Party"),   Applied Holographics
or CFC  International  (the "Other Party") shall perform,  execute, acknowledge
and  deliver  all  such  further  acts,   deeds,   bills  of  sale, assignments,
transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in the Requesting Party and protect its rights, titles and interests in all of the Partnership Future Holographic Developments and Partnership Future Non-Holographic Developments, as may be appropriate to carry out the ownership provisions of this Agreement.

6.   Limitations on Use of Proprietary Rights and Future Developments.

     6.1 Restrictive Covenant of Applied Holographics. Applied Holographics agrees that it will not during the term of this Agreement, except through the Research Partnership or except as described in Schedules A and B, directly or indirectly engage in the Territory in the business of developing, manufacturing, marketing or selling any Holographic Products or acquire or retain any financial interest having a value in excess of $10,000 in any business which is so engaged.

     6.2 Restrictive Covenant of CFC International. CFC International agrees that it will not during the term of this Agreement directly or indirectly engage outside of the Territory in the business of developing, manufacturing, marketing or selling any Holographic Products or acquire or retain any financial interest having a value in excess of $10,000 in any business which is so engaged.

     6.3 Sales Outside of Respective Territories. Notwithstanding the other provisions of this Agreement, if either Applied Holographics or CFC International obtains a contract from a customer within its permitted area to supply embossed holographic foils and films and the customer wishes to have Applied Holographics or CFC International supply product for use and resale outside its permitted area, each of Applied Holographics and CFC International shall have the right to sell its products to such customer for use and resale by the customer throughout the world. If such a situation arises, the contracting party (Applied Holographics or CFC International) agrees to notify the other party of its arrangement with the customer and to recommend to the customer that it use the other party as a second supplier. However, for the avoidance of doubt, neither Applied Holographics (or any Affiliate) or CFC International (or any Affiliate) shall supply and invoice customers outside their respective permitted areas for embossed holographic foils and films with the other's prior written consent.

     6.4 Enforcement of Provisions. If any provision of this Section, as applied to any party or to any circumstances, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other provision of this Section, the application of such provision in any other circumstances or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination will have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision will then be enforceable and will be enforced. Upon breach of this Section, the non-breaching party will be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient. In addition, the non-breaching party will be entitled to such damages as it can show it has sustained by reason of such breach.

7.   Confidentiality.

     7.1 Protection of Proprietary Information. Each of the parties hereto agrees that it shall maintain in confidence all confidential and proprietary information and data disclosed to it by any other party hereto and identified in writing as being confidential (the "Confidential Information"). Each of the parties hereto further agrees that it shall not use the Confidential Information for any purpose other than the exercise of its or their rights as contemplated by this Agreement. The parties hereto shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their Affiliates, employees, agents or consultants.

     7.2 Non-disclosure of Confidential Information. Nothing herein shall prevent any party hereto, or any Affiliate, employee, agent or consultant of such party from using, disclosing, or authorizing the disclosure of any information which:

          (i) becomes publicly available without default hereunder by the receiving party;

          (ii) is lawfully acquired by the receiving party from a source not under any obligation to the disclosing party regarding disclosure of such information;

          (iii) is in the possession of the receiving party in written or other recorded form at the time of its disclosure hereunder;

          (iv) is non-confidentially disclosed to any third party by or with the permission of the disclosing party; or

          (v) the receiving party believes in good faith to be required to be disclosed by law or by the terms of any listing agreement with a securities exchange, provided that the receiving party consults with the other parties prior to making such disclosure.

8.   Change in Control.

     8.1 Right to Terminate Upon Change in Control. In the event of a Change in Control of either CFC International or Applied Holographics, each of CFC International and Applied Holographics shall have the right for a period from the date of the Change in Control expiring six weeks following receipt of the required notice described in Section 8.4 below (the "Right to Terminate Election Period") to terminate this 1998 License Agreement in accordance with the terms hereof. Thus if Applied Holographics has a Change in Control, either Applied Holographics or CFC International shall have the right to terminate this Agreement. Similarly, if CFC International has a Change in Control, each of Applied Holographics and CFC International shall have the right to terminate this Agreement.

          8.1.2 Manner of Termination. During the Right to Terminate Election Period, each of Applied Holographics and CFC International shall have the right to terminate this Agreement by giving written notice of termination to the other parties hereto of its exercise of its right to terminate, such termination to be effective not less than six weeks following the date of the notice, or in the case of the exercise by CFC International of its right to purchase joint and non-exclusive ownership of the AH Worldwide Holographic Proprietary Rights in accordance with this Agreement prior to the stated date of termination, on the date of closing of such purchase.

          8.1.3 Survival of Obligations. Upon such termination, the obligation of CFC International to pay royalties on Net Sales of Products through the day prior to the date of closing shall survive.

     8.2 CFC Obligation to Purchase Worldwide Rights after Termination. If this Agreement is terminated in accordance with its terms (including any termination following a Change in Control in accordance with Section 8.1 or any termination following an Event of Default in accordance with Section 9.3), then CFC International will (unless Applied Holographics agrees otherwise in writing) be obliged to purchase the joint and non-exclusive ownership of the AH Worldwide Holographic Proprietary Rights then held by Applied Holographics, subject to the terms and conditions hereinafter set forth.

          8.2.1 Manner of Purchase and Notice of Closing. If a notice of termination is given following a Change in Control, CFC International shall be required to give Applied Holographics a notice of closing within the Right to Terminate Election Period setting forth the closing date of the required purchase by it of the joint and non-exclusive ownership of the AH Worldwide Holographic Proprietary Rights, which date of closing shall be within six weeks following the Right to Terminate Election Period. If this Agreement is otherwise terminated, except as otherwise agreed by the parties in writing, CFC International shall be required to give Applied Holographics a notice of closing within six weeks following the termination date setting forth the closing date of the required purchase by it of the joint and non-exclusive ownership of the AH Worldwide Holographic Proprietary Rights, which date shall be within six weeks following the required notice of closing.

          8.2.1 Closing and Payment. Payment of the purchase price to Applied Holographics as hereinafter provided shall be tendered to Applied Holographics against delivery of duly executed bills of sale, assignments, and documents of transfer (in a form to be agreed between the CFC International and Applied Holographics, such agreement not to be unreasonably withheld or delayed by either of them) at the time and place set forth in such written notice. If Applied Holographics does not deliver duly executed bills of sale, assignments, and documents of transfer (in such agreed form) at the closing transferring joint ownership in the AH Worldwide Holographic Proprietary Rights, free of all adverse claims, the transfer and sale of the joint ownership in the AH Worldwide Holographic Proprietary Rights shall nonetheless be deemed to be effective as of such date without any further action, provided that CFC International shall hold the purchase price, without interest, for payment at a subsequent date against delivery of duly executed documents.

          8.2.2 Purchase Price. The purchase price, payable in cash except as provided below against delivery of duly executed bills of sale, assignments, and documents of transfer, shall be computed as of December 31 of the year preceding the date on which notice of closing is given and shall be equal to the product of (a) eight times (b) six percent (6%) times (c) the sum of the Net Sales of Products during the three preceding calendar years (computed in the same way as defined herein for the royalty payments to be made under this Agreement) of CFC International (including consolidated sales for periods prior to the date of this Agreement, thus including sales of the Prior Operating Partnership) divided by three (3) (thus for example, for years beginning in 2002, eight times the average royalties payable by CFC International to Applied Holographics under this Agreement during the three prior calendar years).

          8.2.3 Payment of Purchase Price in the Event of a Change in Control of Applied Holographics. In the event of a termination following a Change in Control of Applied Holographics, CFC shall have the right to pay the required purchase price described in the preceding subsection 10% in cash at the closing and 90% in a non-interest bearing promissory note maturing nine months following the date of closing. This note will be in a form agreed upon by the parties in substantially the form of the Installment Note delivered pursuant to the Purchase of Partnership Agreement.

          8.2.4 Transfer of CFC Worldwide Holographic Proprietary Rights. Concurrently with and as a condition to the purchase by CFC International of the AH Worldwide Holographic Proprietary Rights, CFC International will transfer free of charge to Applied Holographics the joint and non-exclusive ownership in the CFC Worldwide Holographic Proprietary Rights then held by CFC International. In connection with such transfer, CFC International shall deliver duly executed bills of sale, assignments and documents of transfer (in a form to be agreed between CFC International and Applied Holographics, such agreement not to be unreasonably withheld or delayed by either of them) in respect of the transfer of the CFC Worldwide Holographic Proprietary Rights to Applied Holographics.

          8.2.5 Effect of Transfer. Following the closing of the purchase provided for in this Section, CFC International and Applied Holographics shall be the joint owners of all worldwide rights, titles and interests to any and all AH Worldwide Holographic Proprietary Rights and CFC Worldwide Holographic Proprietary Rights owned by either or both of them prior to termination of this Agreement. This ownership shall be without any restriction whatsoever and each of CFC International and Applied Holographics will have the right to sell, assign, transfer, sublicense, or otherwise exploit its non-exclusive rights to develop, manufacture, have manufactured, import, export, market, sell, sublicense agents and distributors, and otherwise exploit Holographic Products in competition with each other anywhere in the world.

          8.2.6 Execution of Documents. Upon the request of either CFC International or Applied Holographics (the "Requesting Party"), Applied Holographics or CFC International (the "Other Party") shall perform, execute, acknowledge and deliver all such further acts, deeds, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be required to convey and transfer to and vest in the Requesting Party and protect its rights, titles and interests in all of the AH Worldwide Holographic Proprietary Rights and CFC Worldwide Holographic Proprietary Rights, as may be appropriate to carry out the ownership provisions of this Agreement.

     8.3 Obligations of Controlling Affiliate. In the event there occurs a Change of Control of either CFC International or Applied Holographics thus resulting in a situation where either CFC International or Applied Holographics is a Controlled Affiliate of a Controlling Affiliate, and if following such event neither CFC International nor Applied Holographics exercises its right to terminate this Agreement and CFC International therefore does not purchase the AH Worldwide Holographic Proprietary Rights, then the Controlled Affiliate shall be required to cause its Controlling Affiliate to execute and deliver to the other party an appropriate an agreement in which the Controlling Affiliate agrees that the Controlled Affiliate will remain bound by and respect all of the terms and conditions of this Agreement.

     8.4 Obligation to Give Notice of Change in Control. If either CFC International or Applied Holographics undergoes a Change in Control, it shall be required to give the other notice as soon as practical and in no case more than 14 days following the Change in Control. The required notice shall include full details describing the Change in Control.

9.   Term and Termination

     9.1 Perpetual Term. The term of this Agreement shall commence on the date hereof and shall continue until terminated either by the agreement of each of CFC International and Applied Holographics or in accordance with the terms set forth herein or in some other agreement between CFC International and Applied Holographics.

     9.2 Optional Early Termination in the Event of a Change in Control.
This Agreement may be terminated by either party in the event of a Change in Control as provided elsewhere herein.

     9.3 Termination in the Event of Breach of CFC International. If an
Event of Default has occurred and is continuing, Applied Holographics shall have the right to terminate this Agreement by 30 days prior written notice to CFC International. Such termination shall be without prejudice to all other available rights and remedies of Applied Holographics or CFC International under applicable law and to the ongoing requirements of Section 8.2 hereof.

10.  Miscellaneous

     10.1 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     10.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party. Such consent may be granted or withheld at the absolute discretion of the party required to give it, and such party shall not be obliged to give its reasons for granting or withholding its consent to any other party.

     10.3 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     10.4 Execution in Counterpart. This Agreement may be executed in counterparts each of which may deemed an original.

     10.5 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other parties shall be in writing and delivered personally or sent by Federal Express or other reliable courier, transmitted by fax, or sent by registered or certified mail, postage prepaid, to the intended recipient, as follows:

          If to Applied Holographics or AH, addressed to:

                                    David J. Tidmarsh
                                    Managing Director
                                    Applied Holographics PLC
                                    40 Phoenix Road
                                    Crowther Industrial Estate
                                    Washington, District 3, Tyne & Wear
                                    NE38 0AD England
                                    Telephone: 44 191 417 5434
                                    Fax: 44 191 416 3053


With a copy to:

                                    Jamie Pass, Esq.
                                    Dickinson Dees
                                    St. Ann's Wharf
                                    112 Quayside
                                    Newcastle upon Tyne
                                    NE99 1SB England
                                    Telephone: 44 191 279 9000
                                    Fax: 44 191 279 9100

     If to CFC or CFC International, addressed as follows:

                                    Roger F. Hruby, Chairman
                                    and Chief Executive Officer
                                    CFC International, Inc.
                                    500 State Street
                                    Chicago Heights, Illinois 60411
                                    Telephone: 1 (708) 891-3456
                                    Fax: 1 (708) 758-5989

with a copy to:

                                    Bell, Boyd & Lloyd
                                    Three First National Plaza
                                    70 West Madison Street
                                    Chicago, IL 60602
                                    Attention:  William G. Brown
                                    Telephone: 1 (312) 372-1121
                                    Fax: 1 (312) 372-2098

     If to the Research Partnership, then to both AH and CFC as provided above.

Any such notice delivered personally shall be deemed to have been given on the date that it is so delivered, and any notice delivered by other means referred to above shall be deemed to have been given on the date it is received. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein, without regard to the conflict of laws principles thereof, and the parties submit to the exclusive jurisdiction of the United States Federal and Illinois State courts.


     10.7 Governing Language. English shall be the governing language of this Agreement and the English language version of this Agreement shall be controlling for all purposes.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     APPLIED HOLOGRAPHICS PLC


     By________________________________________
          David J. Tidmarsh, Managing Director


     APPLIED HOLOGRAPHICS CORPORATION


     By________________________________________
          David J. Tidmarsh, President


     CFC INTERNATIONAL, INC.


     By________________________________________
          Roger F. Hruby, Chairman and
          Chief Executive Officer


     CFC MANAGEMENT, INC.


     By________________________________________
          Roger F. Hruby, Chairman and
          Chief Executive Officer


     CFC APPLIED HOLOGRAPHICS RESEARCH PARTNERSHIP
     By APPLIED HOLOGRAPHICS CORPORATION


     By________________________________________
          David J. Tidmarsh, President


     By CFC MANAGEMENT, INC.


     By________________________________________
          Roger F. Hruby, Chairman and
          Chief Executive Officer

     Its General Partners

Schedule "A"

SUMMARY OF RESTRICTIVE OR CONFIDENTIALITY AGREEMENTS WITH THIRD PARTIES WHERE CFC INTERNATIONAL MAY NOT BE THE SUPPLIER IN THE TERRITORY

It should be stressed that Applied Holographics has signed many confidentiality agreements with third parties. Most of these, however, relate to information provided or given and not to developments affecting intellectual property, the products or markets.

Currently there are two main agreements or developments which have or will have restrictions:

1)  Portals/Bank of England

Holographic thread in paper. We work with both organizations to produce a high security paper product. Since Portals hold a patent on the window thread process, we had to concede the world marketing rights to them. They promote the product to all their licensees.

2)  Nimbus - Compact Discs

We worked with Nimbus to develop processes for incorporating holograms onto the whole or part of the surface of a compact disc.

Applied Holographics and Nimbus own and are seeking to gain patents covering the technologies they have jointly developed. These patents have been (or will be when granted) transferred to the AH/Nimbus Joint Venture Company 3DCD LLC. This joint venture company has the exclusive right to sell the CD technologies worldwide.



Schedule "B"

SUMMARY OF AGREEMENTS WITH THIRD PARTIES RELATING TO THE USE OF CERTAIN HOLOGRAPHIC PATTERNS

1.   AH and Applied Holographics use certain patterns (EP53, 54, 55, 57, and
     58) for which it pays a royalty of 5% under a non-exclusive license agreement with it's former subsidiary based in Switzerland, now called 3D Holographics.

2. Applied Holographics sold the assets of it's Retail division based in Bordon, England on April 9th 1991 to a company called Honeybatch, subsequently Spectraflex, together with the non-exclusive, royalty free rights to use any of the patterns supplied previously to that business by Applied Holographics Plc as shown on the attached list and covered by the Clauses 5.05 and 5.06 of the Purchase Agreement as follow:

     5.05 "The Vendor agrees that the Purchaser shall have the right if deemed necessary by the Purchaser to replicate or duplicate for the Purchaser's own use, or have replicated or duplicated any products or product designs which have previously been supplied by the vendor to the Business excluding those designs which are subject to a license from Walt Disney Limited dated 9th October 1990 and those designs which are subject to a license from 3D Limited dated 14th August 1989 and it is hereby understood that the Vendor by entering this agreement does not grant any rights to the Purchaser in respect to those designs which are subject to the aforementioned Licenses from Walt Disney Limited dated 9th October 1990 and 3D Limited dated 14th August 1989."

     5.06 "The Vendor agrees that the Purchaser may use the copy nickel holographic or diffraction shims referred to in Schedule 2 hereof provided that for a period of 12 months from the date of completion, the Purchaser agrees to hold the shims and not to permit any supplier other than the Vendor to use them to manufacture materials unless the Vendor is unable to meet orders placed by the Purchaser (at a price which is acceptable to the Purchaser where product has not previously been supplied according to the Vendor's price list) within a period of 4 weeks from receipt of order."


Patterns subject to Agreement with Spectraflex Limited

  Number              Description

    037            Fireworks                                    }
    038            Fish                                         }
    039            Confetti                                     }
    040            Happy Birthday Cocktail                      }
    041            Parrots                                      }
    042            Tulips                                       }
    043            Manhattan                                    }
    044            Flying High (aeroplanes)                     }
    045            Blue Sax                                     }
    046            Kites                                        }
    047            Juke Box                                     }  Large designs
    048            Sweet Hearts                                 }  used on
    049            Change of Hearts                             }  cards
    050            Carmen Miranda                               }
    051            The Beach                                    }
    052            Ice Cream Soda                               }
    053            Dove                                         }
    054            Clown                                        }
    055            Parcels                                      }
    056            Champagne Breakfast                          }
    057            Cake                                         }
    058            Showing Off (Peacock)                        }
    059            Catwalk                                      }
    060            Happy Birthday                               }

                   Alphabet stickers

                   Bells and Holly                              }
                   Merry Christmas                              }
                   Stockings and Bells                          }
                   Santa, Tree, Parcel and Holly                }
                                                                }
    EP 53 (Broken Glass                                         }
                                                                }
                   Wedding Day                                  }  Gift Wrap
                   Congratulations                              }  Patterns
                   Happy Birthday (Exploding Box)               }
                   Pandas and Balloons                          }
                                                                }
                   Happy Birthday 2D/3D                         }
                   Wedding Day 2D/3D                            }
                   Pandas and Balloons 2D/3D                    }
                   Congratulations 2D/3D                        }



Schedule "C"


SUMMARY OF THE POSITION WITH REGARD TO POSSIBLE INFRINGEMENT OF APPLIED HOLOGRAPHICS' AND THIRD PARTIES' PROPRIETARY RIGHTS

The field of holography is still relatively new and there have been, and continue to be, many individuals or groups working on originations and applications. There are many patent applications and patents granted, some of which we regard as having validity, others we do not. There has also been extensive litigation.

To the best of our knowledge we believe that we do not currently infringe any third party rights or patents and we believe we have patents or copyright protection for our intellectual property. However, much of this could only be decided in a court of law since there is very little established case law or precedent.

In this respect we have from time to time been asked to license the 2D/3D origination technique from Steve McGrew/Light Impressions. Along with others in the industry we believe that the method we use to produce a 2D/3D image does not infringe their patent and we have informed them accordingly, declining to pay a royalty. We do acknowledge, however, that during the development of our current 2D/3D origination method, we were close to the Light Impressions' method and could possibly have infringed their patent. We are confident that our current method of production is quite different from theirs.






                PURCHASE OF PARTNERSHIP AND TERMINATION AGREEMENT

         This  Purchase  of   Partnership   and   Termination   Agreement   (the
"Agreement") is made and entered into on October 28, 1998 (but is effective as of October 1, 1998), by and among Applied Holographics PLC, a company organized and existing under the laws of England and Wales ("Applied Holographics"), Applied Holographics Corporation, a Delaware corporation wholly owned by Applied Holographics ("AH"), CFC International, Inc., a Delaware corporation ("CFC International"), and CFC Management Corporation, a Delaware corporation wholly owned by CFC International ("CFC").

                                    Recitals

         Applied Holographics and AH (the "Sellers") desire to sell their interest in the Prior Operating Partnership among the parties hereto and CFC International and CFC (the "Purchasers") desire to purchase such interest, in each case on the terms set out in this Agreement.

                                    Covenants

         In consideration of the premises and the mutual covenants of the parties set forth herein, the parties hereto agree as follows

1.    Definitions.

     "1992 License Agreement" shall mean the License Agreement dated April 1, 1992, among Applied Holographics, AH, CFC International and CFC.

     "1998 License Agreement" shall mean the License Agreement of even date herewith effective October 1, 1998, among Applied Holographics, AH, CFC International, CFC and the Research Partnership.

     "Additional Agreements" shall mean the 1992 License Agreement, the Formation Agreement, the Security Agreement, and the Representation Agreement.

     "Affiliates" shall mean any entity or person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, any other entity or person. "Control" (including with correlative meanings, the terms "controlled by" and "under common control with") means the ownership or control of securities possessing more than 50% of the voting power of all outstanding voting securities of an entity or person or the power otherwise to direct or cause the direction of the management and policies of such entity or person, whether through the ownership of voting stock or similar rights or the holding of office in such entity or person, by contract or otherwise.

     "AH Proprietary Rights" shall mean all of the patents, trademarks, copyrights, technology, trade secrets and other intellectual property rights of AH and Applied Holographics relating to the development, manufacture, marketing and sale of holographic originations, films and foils and other holographic products except as set forth in Schedules A and B to the 1992 License Agreement and as to which additional information is set forth in Schedule C to the 1992 License Agreement.

     "Closing Time" shall mean the opening of business on October 1, 1998.

     "Formation Agreement" shall mean the Formation Agreement dated April 1, 1992, among Applied Holographics and CFC International as amended as of October 1, 1994.

     "Partnership Agreement" and "Prior Operating Partnership Agreement" shall mean the restated Partnership Agreement dated as of October 1, 1994, by and between AH and CFC.

     "Partnership" and "Prior Operating Partnership" shall mean the general partnership created pursuant to the Partnership Agreement.

     "Products" shall mean all holographic products.

     "Purchasers" shall mean CFC International and CFC.

     "Representation Agreement" shall mean the Representation Agreement dated as of April 1, 1992, between CFC International and the Partnership.

     "Research Partnership" shall mean the general partnership created by the Research Partnership Agreement.

     "Research Partnership Agreement" shall mean the CFC Applied
Holographics Research Partnership agreement dated October 1, 1998, between the Sellers and the Purchasers.

     "Security Agreement" shall mean the Security Agreement dated as of October 1, 1994, between Applied Holographics and CFC International.

     "Sellers" shall mean Applied Holographics and AH.

     "Territory" shall mean the United States, Mexico and Canada.

     "Usual Selling Prices" shall mean the price at which the Sellers or Purchasers offer to sell similar quantities of a Product. If the Seller or Purchaser has recently offered or is offering a Product at different prices to different customers, the "Usual Selling Price" for the Product shall be the lowest price at which the Seller or Purchaser has offered to sell the Product (taking due account of all relevant factors including the quantity of Product ordered, packaging and delivery costs).

2.   Purchase, Sale and Termination of Partnership Agreement.

     2.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Sellers hereby sell, transfer, convey and assign at and as of the Closing Time to the Purchasers for the total purchase price specified in
Section 2.2, all of the Sellers', right title and interest in the Partnership. Without limiting the foregoing, at the Closing Time CFC International shall become a general partner of the Partnership replacing AH, with all of the rights, powers and obligations of AH thereunder. For the avoidance of doubt, this Agreement shall not result in the transfer of ownership of the AH Proprietary Rights, ownership of which shall hereafter be subject to the provisions of the 1998 License Agreement.

     2.2 Purchase Price. The total purchase price (the "Purchase Price") shall be paid in sixteen equal quarterly payments in the amount of $96,756.44 (totaling $1,548,103) on the first day of January, April, July and October commencing January 1, 1999.

3.    Product Supply and Transfer Pricing.

     3.1 Product Supply. The parties all agree that it is their non-binding intention to seek to satisfy all orders for Products which they may receive from any other party to this Agreement, and undertake not unreasonably to decline any such orders. However, it is hereby expressly agreed that no party to this Agreement shall be obliged to supply any Products ordered by another party pursuant to this Agreement if, in its sole opinion (which shall be final), it is not in its best interests to supply such Products. For the avoidance of doubt, this provision allows a party to this Agreement to decline an order for Products from another party in order to perform its obligations to supply Products to a third party, or in order to pursue business to supply Products on a more profitable basis to a third party (provided that, in each case, any supply of Products to a third party shall be in accordance with this Agreement and the 1998 License Agreement).

     3.2 Prices Between Applied Holographics and CFC. Products sold by
Applied Holographics to CFC International and Products sold by CFC International to Applied Holographics after the execution and delivery of this Agreement will be priced at Usual Selling Prices of Applied Holographics or CFC International (as the case may be) less 30% provided, however, that if the resulting price is less than the fully absorbed manufactured cost (not including selling, general and administrative expense), then the selling price shall be the selling party's fully absorbed manufactured cost (not including selling, general and administrative expense).

     3.3 Payment Terms. All outstanding amounts owed to Applied Holographics by CFC International and all outstanding amounts owed to CFC International by Applied Holographics for Products supplied in a given month will be repaid on the fifteenth (15th) following the second (2nd) month after that month ended. For example, Products purchased in August will be paid for by the 15th of November.

4. Van Leer License Agreement. The Purchasers and Sellers agree that they will use their respective best efforts to cause Van Leer Metalized Products
(USA) Ltd. ("Van Leer") to split its royalty payments under the License Agreement dated January 1, 1994, between the Partnership and Van Leer such that payments are made to CFC International for sales into the Territory and to Applied Holographics for sales outside the Territory. If Van Leer does not split its royalty payments as contemplated, the parties agree to allocate any payments received on the basis of their best estimate of where the sales generating the payments were effected.

5. Research Partnership. The Purchasers and Sellers are entering into the Research Partnership concurrently with the execution and delivery of this Agreement.

6.   1998 License Agreement. The Purchasers and Sellers are entering into the
1998 License  Agreement   concurrently  with  the  execution  and  delivery  of
this Agreement.

7.   Miscellaneous.

     7.1 Assignment by CFC International. Neither CFC International nor CFC shall assign, sublicense, transfer, hypothecate or otherwise alienate any of its rights or obligations under this Agreement without the prior written consent of Applied Holographics except to an Affiliate or successor by merger or any purchaser of all or substantially all of the assets of CFC which Affiliate, successor or purchaser agrees to execute a counterpart of this Agreement agreeing to be fully bound by its terms. Applied Holographics may, in its absolute discretion, withhold such consent without being obligated to give to CFC International any reasons for so doing. Subject to this Section 7.1, this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

     7.2 Entire Agreement; Termination of Additional Agreements. This
Agreement, the Research Partnership Agreement and the 1998 License Agreement, contain the entire agreement of the parties hereto with respect to the subject matter hereof, supersede all prior understandings and agreements of the parties with respect thereto, and are interdependent with each other. Without limiting the generality of the foregoing, the Additional Agreements shall be deemed terminated and of no further force and effect as of the Closing Time.

     7.3 Amendment and Modification. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     7.4 Binding Effect Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     7.5 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.6 Execution in Counterpart. This Agreement may be executed in counterparts each of which may deemed an original.

     7.7 Notices. Any notice, request, information or other document to be given hereunder to any of the parties by any other parties shall be in writing and delivered personally or sent by Federal Express or other reliable courier, transmitted by fax, or sent by registered or certified mail, postage prepaid, to the intended recipient, as follows:

                           If to Applied Holographics, addressed to

                                    David J. Tidmarsh
                                    Managing Director
                                    Applied Holographics PLC
                                    40 Phoenix Road
                                    Crowther Industrial Estate
                                    Washington, District 3, Tyne & Wear
                                    NE38 0AD England
                                    Telephone: 44 191 417 5434
                                    Fax: 44 191 416 3053


                           With a copy to:

                                    Jamie Pass, Esq.
                                    Dickinson Dees
                                    St. Ann's Wharf
                                    112 Quayside
                                    Newcastle upon Tyne
                                    NE99 1SB England
                                    Telephone: 44 191 279 9000
                                    Fax: 44 191 279 9100

                           If to CFC International, addressed as follows:

                                    Roger F. Hruby, Chairman
                                    and Chief Executive Officer
                                    CFC International, Inc.
                                    500 State Street
                                    Chicago Heights, Illinois 60411
                                    Telephone: 1 (708) 891-3456
                                    Fax: 1 (708) 758-5989

                           with a copy to:

                                    Bell, Boyd & Lloyd
                                    Three First National Plaza
                                    70 West Madison Street
                                    Chicago, IL 60602
                                    Attention  William G. Brown
                                    Telephone: 1 (312) 372-1121
                                    Fax: 1 (312) 372-2098

Any such notice delivered personally shall be deemed to have been given on the date that it is so delivered, and any notice delivered by other means referred to above shall be deemed to have been given on the date it is received. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

     7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein, without regard to the conflict of laws principles thereof, and the parties submit to the exclusive jurisdiction of the United States Federal and Illinois State courts.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     APPLIED HOLOGRAPHICS PLC


     By________________________________________
          David J. Tidmarsh, Managing Director


     APPLIED HOLOGRAPHICS CORPORATION


     By________________________________________
          David J. Tidmarsh, President


     CFC INTERNATIONAL, INC.


     By________________________________________
          Roger F. Hruby, Chairman and
          Chief Executive Officer

     CFC MANAGEMENT CORPORATION


     By________________________________________
          Roger F. Hruby, Chairman and
          Chief Executive Officer



October 1, 1998                                                      $1,444,738
                                INSTALLMENT NOTE

         For value received, the undersigned CFC International, Inc., a Delaware corporation ("CFC International"), promises to pay to the order of Applied Holographics Corporation, a Delaware corporation ("AH"), by wire transfer in immediately available funds in United States dollars to the account of AH at its designated bank account, sixteen equal quarterly payments of $90,296.13 each (aggregating $1,444,738) on the 1st day of January, April, July, and October commencing on the 1st day of January, 1999, with the final payment due on the 1st day of October, 2001.

         The parties agree that the payments made pursuant to this Note include interest at the rate of 5.31% and principal as follows:

Date Due             Quarterly     Interest       Principal   Balance
                     Payment
January 1, 1999   $  96,756.44  $  18,405.78  $   78,350.65  $1,308,149.12
  April 1, 1999   $  96,756.44  $  17,365.68  $   79,390.76  $1,228,758.37
   July 1, 1999   $  96,756.44  $  16,311.77  $   80,444.67  $1,148,313.70
October 1, 1999   $  96,756.44  $  15,243.86  $   81,512.57  $1,066,801.12
January 1, 2000   $  96,756.44  $  14,161.78  $   82,594.65  $  984,206.47
  April 1, 2000   $  96,756.44  $  13,065.34  $   83,691.10  $  900,515.37
   July 1, 2000   $  96,756.44  $  11,954.34  $   84,802.10  $  815,713.28
October 1, 2000   $  96,756.44  $  10,828.59  $   85,927.84  $  729,785.43
January 1, 2001   $  96,756.44  $   9,687.90  $   87,068.54  $  642,716.90
  April 1, 2001   $  96,756.44  $   8,532.07  $   88,224.37  $  554,492.53
   July 1, 2001   $  96,756.44  $   7,360.89  $   89,395.55  $  465,096.98
October 1, 2001   $  96,756.44  $   6,174.16  $   90,582.28  $  374,514.70
January 1, 2002   $  96,756.44  $   4,971.68  $   91,784.75  $  282,729.95
  April 1, 2002   $  96,756.44  $   3,753.24  $   93,003.20  $  189,726.75
   July 1, 2002   $  96,756.44  $   2,518.62  $   94,237.81  $   95,488.94
October 1, 2002   $  96,756.44  $   1,267.62  $   95,488.82  $        0.11

         Totals   $1,548,103.00  $161,603.34  $1,386,499.66

         Interest on any late payment shall be due and payable at the base rate from time to time of Barclays Bank PLC plus four percent calculated on a daily basis from the due date for payment until actual payment (whether before or after any judgment).

         This Installment Note is being delivered in connection with a Purchase of Partnership and Termination Agreement among CFC International, CFC Management Corporation, and Applied Holographics PLC and AH, and AH is entitled to the benefits thereof.

               CFC INTERNATIONAL, INC.



               By_________________________________
                    Roger F. Hruby, Chairman and
                    Chief Executive Officer